Exhibit 99.1

NGL Energy Partners Announces Purchase of North American Propane Assets

TULSA, Okla.—(BUSINESS WIRE)—NGL Energy Partners LP (NYSE: NGL) today announced the signing of an agreement with North American Propane Inc. (“NAP”) to acquire assets located in Massachusetts, Maine, Connecticut, New Hampshire, Rhode Island, Pennsylvania, Delaware, New Jersey and Maryland.

“This purchase expands our operations in the New England market and provides entry into the MidAtlantic market of the U.S.,” according to H. Michael Krimbill, Chief Executive Officer of the Partnership. “NAP serves in excess of 50,000 customers and delivers about 18 million gallons of retail propane volume, 8 million gallons of wholesale propane volume, and 10 million gallons of distillate volume annually. In addition, the assets include three propane terminals, two of which have rail and truck capability, with a combined propane storage capacity of 1.2 million gallons. Upon closing, NGL midstream will own 18 natural gas liquids terminals from coast to coast.”

The transaction is subject to Hart-Scott-Rodino Act approval and is expected to close at the end of January or early February. Wells Fargo Securities, LLC acted as financial advisor to NGL Energy Partners LP on this transaction.

About NGL Energy Partners LP

NGL Energy Partners LP is a Delaware limited partnership. The Partnership owns and operates a vertically integrated energy business with three operating segments: midstream, wholesale supply and marketing and retail propane. The Partnership completed its initial public offering in May 2011. For further information visit the Partnership’s website at www.nglenergypartners.com.

This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law, including statements relating to the expected accretive value of the transaction and the estimated closing date. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on the Partnership’s website at www.nglenergypartners.com.

Contact:

NGL Energy Partners LP
Craig S. Jones, 918-477-0532
Chief Financial Officer
Craig.Jones@nglep.com